Exhibit 99.1(a)
Q1 2018 Earnings Prepared Comments
Surabhi Varshney, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation first quarter 2018 financial results recording. The date of this recording is April 16, 2018. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior consent of Celanese.
My name is Surabhi Varshney, Vice President of Investor Relations. Today you will hear from Mark Rohr, Chairman and Chief Executive Officer, Scott Sutton, Chief Operating Officer, and Scott Richardson, Chief Financial Officer.
The Celanese Corporation first quarter 2018 earnings release was distributed via Business Wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section, along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will review our consolidated first quarter results, followed by 2018 outlook. Scott Richardson will then comment on cash flow. On the earnings conference call tomorrow morning, management will be available to answer questions. I'd now like to turn it over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thank you Surabhi, and welcome everyone listening in today.
Before I share our financial results, I'll start with a few highlights from the last quarter.
We are pleased to report that we closed the Omni Plastics acquisition and have reported modest volume and revenue benefits as a result. This business brings in technology and products that are a perfect fit with the Nilit portfolio and will speed up the translation of the full breadth of nylon-based technology to the North American market. The integration of Omni, our third acquisition over the last 13 months, has gone very well and the many contributions of the Omni Plastics teams are already making a difference.
Beyond Omni we have a full pipeline of opportunities under review and in some stage of evaluation or discussion which gives me confidence that we can continue to add technology, molecules, and incremental capacity to our portfolio over the next several years.
The Acetyl Chain has had a tremendous quarter and, to support our business growth, we continue to incrementally expand our asset base. As we discussed previously, the VAM unit at Clear Lake, Texas is being expanded to add another 150,000 tons of capacity which will position it as the largest unit in the Western Hemisphere. I am happy to report that the expansion is on track and we are installing the final large pieces of equipment with a targeted start up in the fourth quarter of this year.
We also received the 2018 ENERGY STAR® Partner of the Year Sustained Excellence Award. The recognition underlines our continued leadership in energy efficiency and commitment to the ENERGY STAR program. Since 2015, we have executed more than 140 projects saving more than $50 million and have additional projects in the pipeline.
Turning now to consolidated results for the quarter.

Net sales rose 26 percent year over year and 16 percent sequentially to $1.85 billion. With strong pricing and volume support we are pleased to announce GAAP earnings of $2.68 per share and adjusted earnings of $2.79 per share. Engineered Materials, Acetate Tow, and the Acetyl Chain as well as our affiliates all reported strong results continuing a trend that has been underway for some time. This quarter our business models uncovered new opportunities, our global reach created incremental benefits, and our solutions- focus supported step-out performance in Engineered Materials and the Acetyl Chain. All this helped in expanding adjusted EBIT margins by 300 basis points, achieving record operating EBITDA of $553 million, and EBITDA margin of 30 percent. Great results for the quarter.
Before speaking to each segment, let me remind you of the recent re-segmentation of our businesses. The Advanced Engineered Materials business was renamed Engineered Materials and now also includes the project-based food ingredients business and the Consumer Specialties segment, less food ingredients, was renamed Acetate Tow. Our comments today will follow this new segmentation.
Engineered Materials reported net sales of $665 million, a 29 percent increase over last year. Segment income was reported as an all-time high of $182 million reflecting growth of $32 million year over year, driven by projects, acquisitions, and higher sales in Asia. Volume increased 19 percent year over year supported by project success and the addition of the Nilit and Omni acquisitions. Adjusted EBIT margin for Engineered Materials was 27 percent, almost a 300 basis point improvement sequentially and in line with our expectations for the year. Margins benefited from price and volume gains as well as improved affiliate performance. Affiliate earnings grew 26 percent over last year to $54 million benefiting from our recent POM expansion and higher ownership of the Ibn Sina joint venture. We have seen strong growth in Asia, particularly in China, which has grown double digits year over year. We commercialized over 740 new projects during the first quarter, a 45 percent improvement year over year and reflective of the urgent need of our customers to differentiate their product lines. The business has developed a robust model for identifying such needs and then matching them with a broad solution set of polymers, functionalities, and capabilities. Of emerging importance to us is the ability to translate these successes to other applications within a market.
One interesting example of this involves cosmetics where skin care and makeup formulations are becoming increasingly acidic to meet customer expectations. The materials used to make these parts need excellent chemical resistance along with dimensional stability and low-friction to support repeated dispensing. Celanese specialty and medical grade polymer solutions can withstand the aggressive chemistry while supporting the complex functionality and quality required of these commercial products. Our broad set of polymers with unique functionality has made it possible for Engineered Materials to partner with leading brand names in cosmetics to create a new demand for its polymers through the value chain.
At our upcoming Investor Day we will share a number of new and emerging applications that we are making possible through the power of translation.
Acetate Tow segment income in the first quarter was $78 million with segment income margin of 46.4 percent. Segment income declined year over year as you may recall the first quarter of 2017 had unique carryovers from the prior year contracts which did not repeat themselves. Affiliate earnings, benefiting from currency, increased 10 percent year over year to $32 million for the quarter.
As you know, in June of last year, we proposed a joint venture with Blackstone to create a global acetate tow supplier. This combination would have supported customers globally and created good value for shareholders over a four to five year period. We offered the European Commission (EC) a robust remedy with an integrated set of assets that would have created a strong new competitor in the market and an alternative supply source for customers. However, the commission insisted on a complete removal of overlap and such a deal would have destroyed the value of this venture for customers and shareholders. While we are disappointed in their approach, during the upcoming Investor Day we will share our plans to maintain a constant earnings profile through 2020 as well as opportunities to unlock further value before us in this business.
The Acetyl Chain grew 32 percent year over year and 18 percent sequentially to report net sales of $1 billion for the quarter and record income of $253 million for the quarter. Modest but consistent demand growth and tight regional supply dynamics helped lift pricing and generate this significant growth in earnings. Margins expanded more than 1,000 basis points over the prior year and more than 400 basis points sequentially with strong acid and derivative pricing globally. For the quarter we reported core income margins of 24 percent, supportive of a margin range that should average around 20 percent for the year. Increasing margins supported by demand growth and global efficiency highlights progressively improving industry fundamentals that reflect the power we believe is yet to be unlocked in this business.
Looking forward we are focused on those efforts needed to maintain momentum through 2018 while also taking steps to invest in the foundational elements of Strategy 3.0, which is our 2020 plan.  Through this year, we expect Engineered Materials to build on its success and develop opportunities that connect customer needs with our unmatched solutions set. There has been a strong acceptance by customers for our customized approach as indicated by the growing project wins each quarter. In 2018, more than 3,000 projects are expected to be commercialized along with additional bolt-on acquisitions and stronger growth in Asia. We would also expect affiliate earnings for the year to remain strong. Earnings in Acetate Tow should step down slightly next quarter and remain at that level for the rest of the year. By our math, the Acetyl Chain's quarterly results reflect an instantaneous global utilization rate of approximately 85%, or about 5% higher than our estimate of last year's average. Planned and unplanned industry outages helped push the utilization rates higher. As industry outages are resolved and curtailments ease, we expect this utilization rate to pull back a bit as some of the impacted production returns. Longer term demand growth and business fundamentals should however remain strong with gradually increasing average industry utilization rates from resets in China due to environmental reforms.

Given the strong performance in all of these businesses, our capability to drive value beyond base business growth, steadily growing demand around the globe, and optionality to address unforeseen challenges leads us to increase our 2018 earnings guidance to the range of 20 to 25 percent growth over the prior year.
Let me close by reminding you that our Investor Day is scheduled for May 1st in New York. We look forward to sharing our growth plans with you through 2020 and the intrinsic optionality built therein. I hope you can join us.
With that, I'll now turn it over to Scott Richardson.

Scott Richardson, Celanese Corporation, Chief Financial Officer
Thanks Mark.
As you heard, we expect robust growth in our business this year following the record first quarter results. To support the commercial strategy we expect higher working capital, higher capex, and longer terms in growth areas like China for the year. Even with these considerations, free cash flow for 2018 will be above $900 million. Operating cash flow in the first quarter was $143 million and free cash flow was $55 million. Free cash flow is typically lighter in the first quarter and this year there was additional impacts from acquisitions, the timing of sales and collections, and higher capex. Capex was $86 million in the quarter and is expected it to be in the $300-350 million range to support growth projects like the Acetyl VAM expansion in Clear Lake, Texas and previously-announced capacity expansions in Engineered Materials. We returned $63 million of cash to shareholders through dividends during the first quarter. We will discuss our planned uses of cash, including share buybacks, during our Investor Day in a few weeks.
On taxes, the effective US GAAP tax rate for the first quarter of 2018 was 15 percent compared to 23 percent in the first quarter of 2017. The lower effective rate for the quarter resulted from a reduction in the US corporate tax rate. Net cash income taxes paid were $40 million, $15 million higher year over year. The tax rate for adjusted EPS was 14 percent, 2 percent lower than the same quarter in 2017, due to lower US tax rate partially offset by lost deductions. We continue to track interpretations on guidance to US tax reform and could have some upside from the tax rate as we work through the year and will keep you posted.
Finally, let me point you to a recent change in the reporting of pension earnings in addition to the changes to the reportable segments that Mark discussed. An Accounting Standards Update requires that pension costs, excluding service cost, be reported below income from operations in the income statement. Previously, these pension accounting impacts were included in our income statement primarily in selling, general and administrative expenses. They will now be reflected separately as non-operating pension and postretirement employee benefit or expense income. Full year results from 2014 through 2017 and quarterly results for 2017 were restated to reflect the pension and re-segmentation changes in a Form 8-K report earlier this month. There was no impact on previously reported earnings per share.
This concludes our prepared remarks. We look forward to discussing the quarterly results and addressing your questions on the earnings call.
Thank you.

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